EXHIBIT 15.2

DISTINCTIVE DESIGNS FURNITURE INC.

 CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

DECEMBER 31, 2007

DISTINCTIVE DESIGNS FURNITURE INC.

DECEMBER 31, 2007

CONTENTS

PAGE

CONSOLIDATED FINANCIAL STATEMENTS
Balance Sheet	II
Statement of Deficit	III
Statement of Loss	IV
Statement of Cash Flows	V
Notes to Financial Statements	VI - XVI
SUPPLEMENTARY INFORMATION
Consolidated Schedule of Expenses	XVII

 PAGE II

DISTINCTIVE DESIGNS FURNITURE INC.

 CONSOLIDATED BALANCE SHEET
(Unaudited)

DECEMBER 31, 2007

ASSETS
	2007	2006
CURRENT
Cash	$347,641	$-
Accounts receivable	1,971,236	6,642,549
Income taxes recoverable	19,992	-
Inventory (Note 4)	3,116,547	5,162,875
Prepaid expenses	256,334	335,224
	5,711,750	12,140,648

PROPERTY AND EQUIPMENT (Note 5)	863,193	1,193,449
	$6,574,943	$13,334,097

LIABILITIES
CURRENT
Bank indebtedness	$-	$435,146
Commercial credit facility payable (Note 6)	1,779,998	3,965,584
Accounts payable and accrued liabilities	1,051,504	4,499,554
Long-term debt (Note 7)	9,996	509,996
Due to trustee re unsecured creditors settlement (Note 8(a))	127,503	-
	2,969,001	9,410,280

DUE TO TRUSTEE RE UNSECURED CREDITORS SETTLEMENT (Note 8(a))	2,108,087	-
LONG-TERM DEBT (Note 7)	1,442,711	1,318,475
FUTURE INCOME TAXES (Note 9)	64,000	119,000
	6,583,799	10,847,755

COMMITMENTS (Note 13)

CAPITAL DEFICIENCY
CAPITAL STOCK (Note 10)	3,820,341	3,820,341
DEFICIT	(3,829,197)	(1,333,999)
	(8,856)	2,486,342
	$6,574,943	$13,334,097

See accompanying notes to consolidated financial statements.
APPROVED ON BEHALF OF THE BOARD:
____________________________ Director	____________________________ Director

PAGE III

DISTINCTIVE DESIGNS FURNITURE INC.

 CONSOLIDATED STATEMENT OF DEFICIT
(Unaudited)

FOR THE YEAR ENDED DECEMBER 31, 2007

	2007 2006
RETAINED EARNINGS (DEFICIT), beginning of year	$(1,333,999)	$1,394,501
Net loss for the year	(2,495,198)	(2,728,500)
DEFICIT, end of year	$(3,829,197)	$(1,333,999)

See accompanying notes to consolidated financial statements.

 PAGE IV

DISTINCTIVE DESIGNS FURNITURE INC.

 CONSOLIDATED STATEMENT OF LOSS
(Unaudited)

FOR THE YEAR ENDED DECEMBER 31, 2007

	2007	2006

SALES (Notes 14 and 15)	$18,990,737	$30,262,368
COST OF SALES (Page XVII)	16,873,244	26,400,736
GROSS PROFIT	2,117,493	3,861,632
EXPENSES (Page XVII)
General and administration	2,190,484	2,008,453
Selling and delivery	2,550,574	3,904,478
	4,741,058	5,912,931
LOSS BEFORE THE FOLLOWING	(2,623,565)	(2,051,299)
Amortization	(275,144)	(544,040)
Gain on disposal of equipment	-	50,483
Equity loss in significantly influenced company	-	83,574
Gain on settlement with unsecured creditors (Note 8(b))	348,511	-
	73,367	(409,983)
LOSS BEFORE INCOME TAXES	(2,550,198)	(2,461,282)
Income taxes(recovered) - current	-	117,218
- future	(55,000)	150,000
	(55,000)	267,218
NET LOSS FOR THE YEAR	$(2,495,198)	$(2,728,500)

See accompanying notes to consolidated financial statements.

 PAGE V

DISTINCTIVE DESIGNS FURNITURE INC.

 CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

FOR THE YEAR ENDED DECEMBER 31, 2007

	2007	2006

OPERATING ACTIVITIES
Net loss for the year	$(2,495,198)	$(2,728,500)
Amortization	275,144	544,040
Future income taxes (recovered)	(55,000)	150,000
Equity loss in significantly influenced company	-	(83,574)
Gain on disposal of equipment	-	(50,483)
Gain on settlement with unsecured creditors	(348,511)	-
	(2,623,565)	(2,168,517)
Change in non-cash components of working capital
Accounts receivable	4,671,313	(406,173)
Inventory	2,046,328	445,620
Prepaid expenses	78,890	(112,742)
Accounts payable and accrued liabilities	(3,448,050)	1,653,510
Income taxes	(19,992)	611,389
	3,328,489	2,191,604
	704,924	23,087

INVESTING ACTIVITIES
Purchase of equipment	(17,665)	(95,391)
Proceeds from disposal of equipment	72,777	194,957
Advances to significantly influenced company	-	58,094
	55,112	157,660

FINANCING ACTIVITIES
Increase (decrease) in commercial credit facility payable	(2,185,586)	3,965,584
Increase (decrease) in long-term debt	(375,764)	520,741
Increase (decrease) in bank indebtedness	(435,146)	435,146
Decrease in bank loans	-	(5,132,074)
Increase in due to trustee re unsecured creditors settlement	2,584,101	-
	(412,395)	(210,603)

CHANGE IN CASH	347,641	(29,856)
CASH, beginning of year	-	29,856
CASH, end of year	$347,641	$-

SUPPLEMENTARY CASH FLOW INFORMATION
Interest paid	$682,685	$406,030

See accompanying notes to consolidated financial statements.

PAGE VI

DISTINCTIVE DESIGNS FURNITURE INC.

NOTES  TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

DECEMBER 31, 2007

1.	NATURE OF BUSINESS

Distinctive Designs Furniture Inc. (the "Company") manufactures furniture which is sold primarily to retailers in North America.
2. GOING CONCERN

The financial statements are prepared in accordance with generally accepted accounting principles with the assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business as a going concern.

The Company has sustained material losses in recent years and now finances its operations using an asset-based lender. In order to generate positive cash flows from operations, the Company is dependent upon the support of the Company's new lender and a return to profitability which is sensitive to the volume and price of furniture sold, freight costs and labour costs. If these assumptions are not met, the Company may not be able to realize its assets and discharge its liabilities in the normal course of operations.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)           Basis of Consolidation

These consolidated financial statements include the accounts of the Company and its Canadian subsidiaries Distinctive Leather Inc., Lanark Furniture Inc. and 1632247 Ontario Limited.

(b)	Inventory

Inventory is valued at the lower of cost and replacement cost for raw materials and work in process.  Finished goods are valued according to lower of cost and net realizable value.  Cost is determined on a first-in, first-out method.

(c)	Investments
Long-term investments in which the Company has significant influence are accounted for using the equity method. Whenever events or changes in circumstances indicate that the carrying value of the investments may not be recoverable, the investments are written down to their fair value. Any impairment in value is recorded in the consolidated statement of operations.

(d)           Property and Equipment

Property and equipment are stated at cost.  Amortization is being provided for annually as follows:

Machinery and equipment	- 20%, declining balance basis
Office furniture and equipment	- 20%, declining balance basis
Computer equipment and software	- 30%, declining balance basis
Leasehold improvements	- over five years, straight-line basis
Automotive equipment	- 30%, declining balance basis
Automotive equipment under capital lease	- 30%, declining balance basis

PAGE VII

DISTINCTIVE DESIGNS FURNITURE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

DECEMBER 31, 2007

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(e)Impairment of Long-Lived Assets

The Company reviews, when circumstances indicate it to be necessary, the carrying values of its long-lived assets by comparing the carrying amount of the asset or group of assets to the expected future undiscounted cash flows to be generated by the asset or group of assets. An impairment loss is recognized when the carrying amount of an asset or group of assets held for use exceeds the sum of the undiscounted cash flows expected from its use and eventual disposition.  The impairment loss is measured as the amount by which the asset carrying amount exceeds its fair value, based on quoted market prices, when available, or on the estimated current value of future cash flows.

(f)	Capital Leases

Capital leases which transfer substantially all of the property and relevant risk related to the ownership of property leased to the Company are capitalized by recording as assets and liabilities the present value of the payments under the leases.

(g)           Income Taxes

The Company provides for income taxes using the asset and liability method. The asset and liability method requires that income taxes reflect the expected future tax consequences of temporary differences between the carrying amounts of assets or liabilities and their tax bases.  Future income tax assets and liabilities are determined for each temporary difference based on the tax rates which are expected to be in effect when the underlying items of income and expense are expected to be realized.

(h)           Revenue Recognition

Revenue from product sales is recognized when goods are shipped to the customer, the customer takes ownership and assumes risk of loss, and collection of the relevant receivable is reasonably assured.  Customer returns are recorded as an adjustment to sales.  The Company estimates and accrues its customer returns based on historical trends and known return goods authorizations.

Costs associated with rebates are recorded as adjustments to sales at the same time as product sales are recognized. Where volume rebates are based on pre-defined annual targets, the Company estimates and accrues volume rebates based on contractual agreements with customers and estimated annual sales based on historical sales levels. Estimates of rebates accrued are continually revised to reflect actual rebates earned based on actual sales levels achieved.

(i)	Foreign Currency Translation

Monetary assets and liabilities denominated in foreign currencies are translated to Canadian dollars at the year-end  exchange rate.  Non-monetary assets and liabilities are translated at the rate prevailing when the assets were acquired or the liabilities incurred.  Sales and expenses are translated at the exchange rate in effect at the date of the transaction.

PAGE VIII

DISTINCTIVE DESIGNS FURNITURE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

DECEMBER 31, 2007

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(j)	Estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from management's best estimates as additional information becomes available in the future.

The Company maintains accounts receivable allowances for estimated losses resulting from the inability of its customers to make payments. It performs periodic credit evaluations of its customers and typically does not carry collateral or credit insurance. The Company's estimate of the allowance for doubtful accounts may prove insufficient if a greater than expected number of customers are delinquent in their payments.

The Company maintains a provision for inventory obsolescence. In evaluating the adequacy of provision for inventory obsolescence, a number of factors are considered, including level of inventory in relationship to historical  and forecasted sales, changes in customer preferences and new product offerings. The Company's provision for inventory obsolescence may require adjustment as these factors change.

(k)Adoption of Accounting Standards

Effective January 1, 2007, the Company adopted revised Canadian Institute of Chartered Accountants (“CICA”) handbook section 1506, Accounting Changes. The changes covered by this section include changes in accounting policy, changes in accounting estimates and correction of errors. Under section 1506, voluntary changes in accounting policy are only permitted if they result in financial statements that provide more reliable and relevant information. When a change in accounting policy is made, this change is applied retrospectively unless impractical. Changes in accounting estimates are generally applied prospectively and material prior period errors are corrected retrospectively. CICA Section 1506 is effective for fiscal years beginning on or after January 1, 2007. The only impact in the current year is to provide disclosure of when an entity has not applied a new source of Generally Accepted Accounting Principles (“GAAP”) that has been issued but is not yet effective.

(l)Accounting Standards Issued But Not Yet Adopted

The following accounting policies will be effective for fiscal 2008.

The Company will be required to adopt the CICA Handbook Section 1530 – Comprehensive Income. This Section establishes standards for reporting and display of comprehensive income. It does not address issues of recognition or measurement for comprehensive income and its components.

PAGE IX

DISTINCTIVE DESIGNS FURNITURE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

DECEMBER 31, 2007

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(l)	Accounting Standards Issued But Not Yet Adopted (Continued)

The Company will be required to adopt CICA Handbook Section 3251 – Equity, which replaces Section 3250. This Section establishes standards for the presentation of equity and changes in equity during the reporting period.

The Company will be required to adopt the CICA Handbook Section 3862 – Financial Instruments - Disclosures. This Section requires the disclosure of information about (i) the significance of financial instruments for the Company’s financial position and performance and (ii) the nature and extent of risks arising from financial instruments to which the entity is exposed during the period and at the balance sheet date, and how the entity manages those risks.

The Company will be required to adopt the CICA Handbook Section 3863 – Financial Instruments - Presentation. This Section establishes standards for the presentation of financial instruments and non-financial derivatives.

The Company will be required to adopt the CICA Handbook Section 1535 – Capital Disclosures. This Section specifies the disclosure of (i) an entity’s objectives, policies and processes for managing capital; (ii) quantitative data about what the entity regards as capital; (iii) whether the entity has complied with any capital requirements; and (iv) if it has not complied, the consequences of such non-compliance.

The Company will be required to adopt the CICA Handbook Section 3031 - Inventories. This Section prescribes the accounting treatment for inventories such as measurement of inventories at the lower of cost and net realizable value. It provides guidance on the determination of cost and its subsequent recognition as an expense, including any write-downs to net realizable value and the reversal of previous write-downs of inventories arising from an increase in net realizable value. It also provides guidance on the cost methodologies that are used to assign costs to inventories and it describes the required disclosures on the carrying amount of inventories the amount of inventories recognized as an expense and the amount of write-downs or reversal of write-downs of inventories.

The Company will be required to adopt the CICA Handbook Section 1400 – General Standards of Financial Statement Presentation. This Section was amended to include guidance on an entity’s ability to continue as a going concern. The revised standard explicitly requires management to assess the Company’s ability to continue as a going concern.

PAGE X

DISTINCTIVE DESIGNS FURNITURE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

DECEMBER 31, 2007

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(l)	Accounting Standards Issued But Not Yet Adopted (Continued)

The Company will be required to adopt the CICA Handbook Section 3855 – Financial Instruments – Recognition and Measurement. This Section provides guidance on when a financial asset, financial liability or non-financial derivative is to be recognized on the balance sheet of the Company and on what basis these assets, liabilities and derivatives should be valued. Under the new standards, financial instruments must be classified into one of five categories: held-for-trading, held-to-maturity, loans and receivables, available-for-sale financial assets and other financial liabilities. All financial instruments, including derivatives, are measured on the balance sheet at their fair value except loans and receivables, held-to-maturity investments and other financial liabilities, which are measured at amortized cost. Subsequent measurement and changes in fair value will depend on its initial classification. Held-for-trading financial assets are measured at fair value and changes in fair value are recognized in earnings. Available-for-sale financial instruments are measured at fair value with changes in fair value recorded in other comprehensive income until the investment is derecognized or impaired at which time the amounts would be recorded in net income.

The Company is assessing the impact of the adoption of the above standards on the financial statements of the Company.

4.	INVENTORY
	2007	2006
Raw materials	$2,178,077	$2,779,945
Work in process	105,485	407,438
Finished goods	832,985	1,975,492
	$3,116,547	$5,162,875

5.	PROPERTY AND EQUIPMENT

			2007	2006
	Cost	Accumulated Amortization	Net	Net
Machinery and equipment	$3,617,110	$2,962,211	$654,899	$896,957
Office furniture and equipment	400,385	343,163	57,222	71,529
Computer equipment and software	525,722	469,948	55,774	79,676
Leasehold improvements	231,138	168,168	62,970	102,003
Automotive equipment	160,953	147,775	13,178	18,826
Dies and Moulds	2,059	120	1,939	-
Patent and trademark	301	-	301	301
	4,937,668	4,091,385	846,283	1,169,292
Automotive equipment
Assets under capital lease	40,179	23,269	16,910	24,157
	$4,977,847	$4,114,654	$863,193	$1,193,449

PAGE XII

DISTINCTIVE DESIGNS FURNITURE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

DECEMBER 31, 2007

6.	COMMERCIAL CREDIT FACILITY PAYABLE
	2007	2006
Commercial credit facility payable	$1,779,998	$3,965,584

On December 20, 2007 the Company renewed its commercial credit facility payable bearing interest at 17.5% per annum maturing on December 20, 2008. Security is provided by a general security agreement. The credit facility requires that the Company maintain specific financial ratios and conditions. As at December 31, 2007, the Company was in compliance with these ratios and conditions.

7.	LONG-TERM DEBT
	2007	2006
Note payable to parent company, bearing interest at prime plus 2% per annum and due on demand, postponed under terms of the commercial credit facility loan agreement (Note 6) with security provided by a general security agreement.	$-	$218,286
Note payable to parent company, bearing interest at 10% per annum and due on demand, postponed under terms of the commercial credit facility loan agreement (Note 6) with security provided by a general security agreement.	-	547,500
Note payable to parent company, bearing interest at 15% per annum and due on demand, postponed under terms of the commercial credit facility loan agreement (Note 6) with security provided by a general security agreement.	-	250,000
Notes payable to a corporate shareholder, bearing interest at 10% per annum and due on demand, postponed under terms of the commercial credit facility loan agreement (Note 6) with security provided by a general security agreement.	1,085,000	537,500
Note payable to a corporate shareholder, bearing interest at 15% per annum and due on demand, postponed under terms of the commercial credit facility loan agreement (Note 6) with security provided by a general security agreement.	-	250,000
Note payable to a corporate shareholder, bearing interest at 8% per annum and due on demand, postponed under terms of the commercial credit facility loan agreement (Note 6) with security provided by a general security agreement.	352,517	-
	1,437,517	1,803,286
Obligations under capital leases	15,190	25,185
	1,452,707	1,828,471
Less: Current portion	9,996	509,996
	$1,442,711	$1,318,475

7.           LONG-TERM DEBT (Continued)

Repayment of long-term debt over the next two fiscal years and in the aggregate is as follows:

2008	$9,996
2009	5,194
Thereafter	1,437,517
$1,452,707

8.	DUE TO TRUSTEE RE UNSECURED CREDITORS SETTLEMENT

(a)	The Company entered into a formal Notice of Proposal with its unsecured creditors in July 2007 which was approved by order of the Ontario Superior Court on September 11, 2007.

The agreement calls for a 2008 cash implementation payment to certain qualifying creditors, with the balance of creditors receiving approved amounts without interest, over a maximum six year period terminating June 29, 2013.  Annual potential distributions commencing June 29, 2009 are subject to defined annual after-tax fiscal year corporate profit levels and pre-set maximum cumulative distribution levels for creditors.

The amounts due to the trustee on behalf of the company are as follows:

Creditor Settlement Amount
Estimated cash implementation amount - 2008	$127,503
Gross estimated balance potentially due between June 29, 2009 and June 29, 2013	2,108,087
Estimated amount due to trustee re unsecured creditor settlement	$2,235,590

(b) Gain on unsecured ceditors settlement

Creditors claims - unapproved	$300,583
Approved agreement discount at 25%	735,173
Gross settlement gain	1,035,756
Professional fees	(218,293)
Severance payments to ex-employees	(468,952)
Gain on settlement	$348,511

PAGE XIII

DISTINCTIVE DESIGNS FURNITURE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

DECEMBER 31, 2007

9.	INCOME TAXES

The Company has non-capital loss carry-forwards of approximately $4,465,000 of which $488,000 expires in 2015; $2,137,000 expires in 2026 and $1,840,000 expires in 2027 and capital loss carry-forwards of approximately $501,000. No future income tax assets have been recognized in respect of these non-capital loss and capital loss carry-forwards.

	2007	2006
The provision for income taxes consists of the following:
Current income taxes	$-	$117,218
Future income taxes (recovered)	(55,000)	150,000
	$(55,000)	$267,218

Statutory rate	33%	34.12%

Income taxes recovered at statutory rate	$(644,225)	$(839,789)
Items non-deductible for income tax purposes and other	3,094	7,008
Large corporation and minimum taxes not recoverable	-	117,218
Revaluation of future tax asset	-	150,000
Future tax benefit not recognized	586,131	725,559
Loss in equity of significantly influenced companies	-	107,222
	$(55,000)	$267,218
Non-current future income tax liabilities
Depreciable property and equipment	$64,000	$119,000

PAGE XIV

DISTINCTIVE DESIGNS FURNITURE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

DECEMBER 31, 2007

10.	CAPITAL STOCK
AUTHORIZED
UnlimitedClass "A" preference shares issuable in series
25,000 series 1 non-voting, non-participating, $1 redeemable, cumulative at 1% plus 50% of prime
Unlimited series 2 non-voting, non-participating, $1 redeemable, cumulative at 1% plus 50% of prime
UnlimitedClass "B" preference shares, non-voting, non-participating, $0.001 redeemable, non-cumulative at $0.20 reduced by the per share dividend on the class "A" preference shares series 2 in the same period

UnlimitedClass "C" preference shares issuable in series
Unlimited series 1 non-voting, non-participating, $10 redeemable, cumulative at 2.5% of redemption price
Unlimited series 2 non-voting, non-participating, $10 redeemable, cumulative at 2.5% of redemption price
Unlimited series 3, non-voting, non-participating, $10 redeemable, cumulative at 2.5% of redemption price
UnlimitedCommon shares
ISSUED
	2007	2006
1,055,422Class "A" preference shares series 2	$335,611	$335,611
200,000Class "B" preference shares	200	200
53,100Class "C" preference shares series 2	531,000	531,000
90,222Class "C" preference shares series 3	902,220	902,220
1,637,507Common shares	2,051,310	2,051,310
	$3,820,341	$3,820,341

As at December 31, 2007, dividends in arrears on Class "A" preference shares series 2 amounted to $316,554 (2006 - $273,806), on Class "C" preference shares series 2 amounted to $110,709 (2006 - $97,434) and on Class "C" preference shares series 3 amounted to $165,440 (2006 - $142,884).

PAGE XV

DISTINCTIVE DESIGNS FURNITURE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

DECEMBER 31, 2007

11.	FINANCIAL INSTRUMENTS

(a)
Credit Risk
Credit risk on trade accounts receivable is minimized as a result of the diversified nature of the Company's customer base.  The Company and its current lender (under terms of a factoring agreement) also monitor the credit worthiness of its customers to which it grants credit terms in the normal course of business.  The Company does not normally require collateral or other security to support credit sales.

(b)
Fair Values of Financial Assets and Financial Liabilities
The carrying amounts of cash, accounts receivable, commercial credit facility payable, accounts payable and accrued liabilities and amount due to trustee re unsecured creditor settlement approximate their fair value because of the short-term maturities of these items.

The carrying amount of long-term debt approximates fair value as the interest rate on this debt is not materially different from the current market rate of interest available to the Company for a similar financial instrument.

(c)	Currency Risk The Company has not entered into foreign exchange derivative contracts.
The following amounts denominated in U.S. funds are translated at 1.0000 (2006 - 1.1654) and are included in the following financial statement items:

		2007		2006
Cash	U.S.$	132,892	U.S.$	69,476
Accounts receivable		618,800		3,925,820
Accounts payable and accrued liabilities		168,645		1,993,615

12.	RELATED PARTY TRANSACTIONS

The Company entered into transactions and had outstanding balances with various parties related by virtue of common control and/or management.  The transactions with related parties are in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.  Transactions with related parties are summarized as follows:

	2007	2006
Occupancy costs	$354,594	$355,206
Management fees	299,044	343,548
Interest expense	142,245	29,392
Sales	-	131,903

PAGE XVI

DISTINCTIVE DESIGNS FURNITURE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

DECEMBER 31, 2007

13.	COMMITMENTS

The Company has plant, warehouse and office facilities and automobile leases under operating leases.  The leases expire between April  2008 and July 2009.  The total commitment of $124,052 includes $108,862 related to plant, warehouse and office facilities and $15,190  related to automobile leases.

Future minimum rental payments to be made for operating leases are as follows:

2008	$118,858
2009	5,194
$124,052

14.	SEGMENTED INFORMATION

Industry:

The Company is considered to operate in one operating segment, that being the design and manufacture of furniture products.

Geographic:

	2007	2006
Sales (based on location of customer):
Canada	$12,119,865	$17,793,351
United States	6,870,872	12,469,017
	$18,990,737	$30,262,368

	2007	2006
Property, plant and equipment (based on location of asset):
Canada	$863,193	$1,062,219
United States	-	131,230
	$863,193	$1,193,449

15.	ECONOMIC DEPENDENCE

During the year, three separate customers comprised 37.42% (2006 - 57.5%) of the company's gross sales. Loss of any of these customers could result in unsold inventory and decreased capacity utilization.

PAGE XVII

DISTINCTIVE DESIGNS FURNITURE INC.

 CONSOLIDATED SCHEDULE OF EXPENSES
(Unaudited)

FOR THE YEAR ENDED DECEMBER 31, 2007

	2007	2006
COST OF SALES
Purchases	$11,703,270	$16,570,717
Direct labour	3,038,021	6,116,269
Occupancy costs (Note 12)	1,188,237	1,667,695
Foremen wages	689,254	1,266,701
Factory expenses	254,462	779,354
	$16,873,244	$26,400,736
GENERAL AND ADMINISTRATION
Office salaries and management fees (Note 12)	$1,191,883	$1,409,342
Bank charges and interest	717,737	356,782
Professional fees	34,061	50,127
Office and general	101,640	154,034
Interest - other (Note 12)	76,899	28,395
Bad debts	68,264	5,296
Management and administration fees	-	4,477
	$2,190,484	$2,008,453
SELLING AND DELIVERY
Shipping	$1,020,902	$1,364,177
Salesmen's salaries and commissions	782,376	1,441,265
Advertising and sales promotion	747,296	1,099,036
	$2,550,574	$3,904,478

See accompanying notes to consolidated financial statements.